Exhibit 5.1

[Letterhead of Davis Graham and Stubbs LLP]

November 19, 2012

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Ladies and Gentlemen:

We have acted as counsel to PDC Energy, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 filed by the Company with the Commission on November 19, 2012 (the “Registration Statement”), relating to the registration of the offer by the Company to exchange up to $500,000,000 aggregate principal amount of its 7.750% Senior Notes due 2022 registered under the Securities Act (the “New Notes”) for its existing 7.750% Senior Notes due 2022 (the “Outstanding Notes”). The New Notes will be issued under an Indenture, dated as of October 3, 2012 (the “Indenture”), by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”). At your request, this opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, (2) an executed copy of the Indenture, including the form of New Notes attached as an exhibit thereto, and (3) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, the conformity to authentic originals of any documents submitted to us as copies, and the truthfulness of all statements of fact contained in each document we reviewed. We have also assumed that (a) the Indenture has been duly authorized, executed and delivered by all parties thereto and (b) the New Notes will conform to the form thereof attached as an exhibit to the Indenture and will be duly authenticated in accordance with the terms of the Indenture.

In connection with this opinion, we have assumed that the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when (a) the Registration Statement becomes effective under the Securities Act, (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the New Notes have been exchanged for Outstanding Notes in the manner described in the Registration Statement, and (d) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that (i) purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) may have the effect of discouraging or preventing a change in control of the Company, in each case to the extent otherwise contrary to public policy, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinions are based on and are limited to the federal laws of the United States of America contract laws of the State of New York and the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published opinions of the Nevada courts. Except as expressly stated above, we express no opinion with respect to any other law of the states of New York or Nevada or any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

Davis Graham & Stubbs LLP